Free Writing Prospectus pursuant to Rule 433 dated July 29, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Dual Directional Trigger PLUS Based on the Price of the First Trust Nasdaq Cybersecurity ETF due August 3, 2028

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated July 28, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Trigger PLUS Payoff Diagram*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	First Trust Nasdaq Cybersecurity ETF (current Bloomberg symbol: “CIBR UQ Equity”)
Index:	with respect to the underlying ETF, the index tracked by such underlying ETF
Pricing date:	expected to price on or about July 31, 2026
Original issue date:	expected to be August 5, 2026
Valuation date:	expected to be July 31, 2028
Stated maturity date:	expected to be August 3, 2028
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):
•
If the final ETF price is greater than the initial ETF price, $1,000 + the leveraged upside payment, subject to the maximum upside payment at maturity;
•
If the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger price, $1,000 + ($1,000 × the absolute ETF return); or
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If the final ETF price is less than the trigger price, $1,000 × ETF performance factor

		Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		175.000%	134.000%
Leveraged upside payment:	$1,000 × leverage factor x ETF percent change	150.000%	134.000%
		140.000%	134.000%
Leverage factor:	200.00%	117.000%	134.000%
Maximum upside payment at maturity (set on the pricing date):	at least $1,340.00 per Trigger PLUS (at least 134.00% of the stated principal amount)	110.000%	120.000%
		105.000%	110.000%
		100.000%	100.000%
ETF percent change:	(final ETF price / initial ETF price) / initial ETF price	95.000%	105.000%
Absolute ETF return:	the absolute value of the ETF percent change. For example, a -5% ETF percent change will result in a +5% absolute ETF return.	90.000%	110.000%
		80.000%	120.000%
		79.999%	79.999%
Initial ETF price:	the closing price of the underlying ETF on the pricing date	55.000%	55.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	50.000%	50.000%
Trigger price:	80.00% of the initial ETF price	30.000%	30.000%
ETF performance factor:	final ETF price / initial ETF price	25.000%	25.000%
CUSIP / ISIN:	40054XYB8 / US40054XYB80	0.000%	0.000%
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	*assumes a maximum upside payment at maturity of $1,340.00 per Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the First Trust Nasdaq Cybersecurity ETF as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked to the performance of the ETF, and not to that of the index on which the ETF is based.

If the final ETF price is greater than the initial ETF price, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor multiplied by the ETF percent change, subject to the maximum upside payment at maturity.

If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger price, you will receive the principal amount of your Trigger PLUS plus a positive return reflecting the absolute value of the ETF percentage change (e.g., if the ETF percentage change is -5.00%, your return will be +5.00%). However, if the final ETF price is less than the trigger price, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors who seek the potential to earn 200.00% of any positive return of the underlying ETF, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying ETF, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the trigger price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 28, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Trigger PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Trigger PLUS
▪
The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Trigger PLUS Will Be Limited
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪
The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪
Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETF

▪
The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index
▪
The Underlying ETF Is Concentrated in Cybersecurity Companies and Does Not Provide Diversified Exposure
▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Index, Which May Have an Adverse Effect on the Level of the Index, on the Performance of the Underlying ETF and on Your Trigger PLUS
▪
An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS
▪
Your Investment in the Trigger PLUS Will Be Subject to Foreign Currency Exchange Rate Risk
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Even Though Currencies Trade Around-The-Clock, Your Trigger PLUS Will Not

Risks Related to Tax

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The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪
Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.